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                                                                     EXHIBIT 11



                           EVEREN CAPITAL CORPORATION
                  PRO FORMA COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                         Three months         Nine months
                                                      ended September 30  ended September 30
                                                            1995                1995
                                                      ------------------  ------------------

Net loss                                                $   (19,379)        $   (22,091)
Less:
      Pro Forma Preferred Dividends
      (13.5% of liquidation value)                                -              (2,130)
                                                        -----------         -----------

      Pro Forma Net Income (loss) Applicable to
       Common Stock                                     $   (19,379)        $   (24,221)
                                                        ===========         ===========

Pro Forma Net Loss Per Share of Common Stock            $     (1.54)        $     (2.30)
                                                        ===========         ===========

Pro Forma Weighted Average Number of Common
 Stock Outstanding:                                      12,556,397          10,553,275
                                                        ===========         ===========




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